Exhibit 99.1

September 8, 2023 08:30 AM Eastern Daylight Time

Air Industries Group Adds Important Arresting Gear Welding
Capability to Support U.S. Navy E-2D Aircraft Program

Becomes Sole Provider of Mission-Critical Welding Process

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI) today announced that, in conjunction with a major OEM customer, it has secured the welding equipment, related tooling and peripheral equipment used to weld the arresting gear that secures the E-2D aircraft’s tail hook, which is essential for landing on aircraft carriers. The Company noted that this machinery is the only equipment currently certified to weld the arresting gear.

The equipment is being installed at Air Industries’ Sterling Engineering facility in Connecticut.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “With the addition of the arresting gear welding equipment, Air Industries will become the sole provider in our industry of a mission-critical welding process for the E-2D platform. This action will not only secure our position as a key supplier to a major aircraft program, but will also form the basis for an expanding portfolio of special processes to include welding capabilities.”

The E-2D Advanced Hawkeye is a carrier-based, battle-management aircraft, the “digital quarterback,” managing the airspace and keeping carrier battle groups out of harm’s way. It is the cornerstone of the U.S. Navy theater air and missile defense architecture in the littorals, overland and open sea operations. The E-2D aircraft is still in production, and approximately 65 E-2Ds are active in the fleet, which is forecast to expand by more than 40% to 93 aircraft in 2027.

Mr. Melluzzo added, “The importance of the E-2D to our nation’s defense posture – and to Air Industries’ growth – cannot be over-stated. For many years, our Company has supplied landing gear, arresting gear, hooks, and other products for this platform. Our E-2D product backlog is close to $20 million, or 29% of our total backlog. Also, many of the products we manufacture for this aircraft besides the full landing gear are ‘consumables’ that must be regularly replaced based on usage. The welding equipment enhances our partnership with the manufacturer, and with after-market suppliers supporting the E-2D program.”

Mr. Melluzzo also noted, “Welding complements the vertical integration of other processes such as painting, which Air Industries has recently brought in-house, in a strategy designed to shorten production times and reduce costs.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com